eXHIBIT 10.7

PURchASE AND SALE AGREEMENT

Cumming, Georgia

Pinetree Village - Outlot #4

THIS PURCHASE AND SALE AGREEMENT (as it may be amended, "Agreement") is made and entered into as of the Effective Date (as defined in Section 24 hereof) by and between JDN DEVELOPMENT COMPANY, INC., a Delaware corporation ("Seller"), and MOUNTAIN BANCSHARES, INC., a Georgia corporation ("Buyer").

FOR AND IN CONSIDERATION of the Earnest Money (as defined in Section 2 hereof) to be paid by Buyer to Metropolitan Title Agency, Inc. ("Escrow Agent"), 1800 Water Place, Suite 235, Atlanta, Georgia 30339, Attn: Ray D. Zemanek, President, in accordance with the terms of this Agreement, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1. Property. Upon the terms and conditions hereinafter set forth, Seller hereby agrees to sell and Buyer hereby agrees to purchase all of the real property containing 1.707 acres, more or less, located in Cumming, Forsyth County, Georgia, and more particularly described on Exhibit A attached hereto and incorporated herein by this reference ("Land"), together with all plants, shrubs and trees located thereon, all rights, ways and easements appurtenant thereto, including, without limitation, all of Seller's right, title and interest in and to the land underlying, the air space overlying and any public or private ways or streets crossing or abutting said real estate, and all buildings, structures and other improvements of any and every nature located on the Land and all fixtures attached or affixed to the Land or to any such buildings, structures or other improvements (collectively, "Property").

2. Earnest Money. Within five (5) Business Days (as defined in Section 24 below) after the Effective Date (as defined below), Buyer shall pay the sum of Ten Thousand and No/100 Dollars ($10,000.00) (together with all interest actually earned thereon during the term of this Agreement, "Earnest Money") to the Escrow Agent. The Earnest Money shall be applied to the Purchase Price as provided for in Section 3 hereof.

3. Purchase Price. The purchase price for the Property shall be Eight Hundred Thousand and No/100 Dollars ($800,000.00), as adjusted by any provisions provided for herein ("Purchase Price"). The Purchase Price shall be payable at the closing and consummation of the purchase and sale of the Property as contemplated herein ("Closing"), all in cash by federal funds wire transfer wired to an account designated in writing by Seller, less a credit for the Earnest Money.

4. Closing Date. The Closing shall be held at the office of the Escrow Agent at such time and on such date as may be agreed upon by Buyer and Seller ("Closing Date"); provided, however, that the Closing Date shall be on or before fifteen (15) days after the expiration of the Inspection Period (as defined in Section 5(c) hereof). This Agreement and such other agreements or instruments as may be reasonably necessary to consummate the transaction contemplated hereby shall be collectively referred to as the "Closing Documents."

5. Access and Inspection. (a) Between the Effective Date and the expiration or earlier termination of the Inspection Period, Buyer and Buyer's agents and designees shall have the right to enter the Property for the purposes of inspecting the Property and making any other investigations as Buyer may reasonably require to assess the condition of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not materially damage the Property. Buyer further agrees to indemnify and hold Seller harmless from and against any and all claims, causes of action, damages, costs, injuries and liabilities directly resulting from the activities of Buyer and/or Buyer's agents or designees at or on the Property. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the provisions of this Section 5(a) shall survive the termination of this Agreement.

(b) Within seven (7) Business Days after the Effective Date, Seller will deliver to Buyer, as and if available, a copy of certain information to facilitate Buyer's due diligence review of the Property ("Due Diligence Material"). Seller, however, shall not be required to update the Due Diligence Material or provide any such Due Diligence Material that is not in Seller's custody or control. Any costs associated with the Due Diligence Material beyond the first copy provided to Buyer will be at Buyer's expense. The Due Diligence Material may include the following in connection with the surrounding property of which the Property is a part, -- latest survey, Seller's title commitment (or policy, if available), and the Phase I environmental and geotechnical report (collectively, "Environmental Reports").

(c) Buyer shall have ninety (90) days commencing upon the Effective Date ("Inspection Period") within which to examine the Property and to conduct title examinations, soil tests, environmental surveys and/or audits, surveys and any other investigations of the Property as Buyer deems necessary to determine whether the Property is suitable and satisfactory to Buyer. Buyer shall use good faith efforts to maintain the confidentiality of such information subject to providing same to Buyer's agents and other third-parties consistent with purposes as may be required in the furtherance of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall terminate on the date that Buyer or Buyer's counsel gives written notice to Seller or Seller's counsel that the results of its examinations and investigations undertaken during the Inspection Period are unsatisfactory to Buyer, provided that such written notice is received by Seller on or before the expiration of the Inspection Period. If Buyer fails to give such notice before the expiration of the Inspection Period, then this Agreement shall continue in full force and effect in accordance with, and subject to, all the terms and conditions hereof. Buyer shall have the right to determine, in Buyer's sole and absolute judgment and discretion, whether or not the results of its inspection activities are satisfactory. If this Agreement is terminated by Buyer pursuant to this Section 5(c), the Earnest Money shall be refunded to Buyer immediately upon request of Buyer, all rights and obligations of the parties under this Agreement shall expire (except as otherwise expressly provided herein), and this Agreement shall become null and void.

6. Title and Survey. (a) During the Inspection Period, Buyer shall obtain a title insurance commitment from Escrow Agent, together with copies of all of the encumbrances listed therein ("Commitment"). During the Inspection Period, Buyer shall examine the Commitment and the Survey (as defined in this Section 7(a)) and give Seller written notice of objections that render Seller's title to the Property less than Good and Marketable Fee Simple Title (as defined in Section 6(b) hereof) and any objections to the Survey. Thereafter, Buyer shall have until the Closing Date in which to reexamine the Commitment and Survey, and in which to give Seller written notice of any additional objections for matters not existing during the Inspection Period and disclosed by such reexamination. Seller shall have until ten (10) days prior to the Closing Date in which to satisfy all objections specified in Buyer's initial notice of title objections, and until the Closing Date in which to satisfy the additional objections specified in the subsequent notice by Buyer of title objections first disclosed during the re-examination. If Seller fails to satisfy any such objections, then, at the option of Buyer, Buyer may: (i) terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer immediately upon request, all rights and obligations of the parties under this Agreement shall expire (except as otherwise expressly provided herein), and this Agreement shall become null and void; or (ii) if, but only if, such objection is based upon an undisputed judgment, lien, mortgage or other claim for a sum of money (excluding claims arising by, through or under Buyer), satisfy the objections, after deducting from the Purchase Price the cost of satisfying objections that can be satisfied by the payment of money; or (iii) waive such satisfaction and performance and consummate the purchase and sale of the Property in accordance with the terms hereof. Buyer shall, at its cost, cause a current ALTA/ACSM survey of the Property to be prepared by a surveyor designated by Buyer and registered and licensed in the State in which the Property is located ("Survey"). The Survey shall depict such information as Buyer shall require.

(b) For the purposes of this Agreement, "Good and Marketable Fee Simple Title" shall mean fee simple ownership that is: (i) free of all claims, liens and encumbrances of any kind or nature whatsoever other than the Permitted Exceptions (as defined in this Section 6(b)), and (ii) insurable by the Escrow Agent at the then current standard rates under the standard form of ALTA owner's policy of title insurance (ALTA Form B or equivalent), with the standard printed exceptions therein deleted, without exception other than for the Permitted Exceptions and containing such coverages and endorsements as shall be reasonably required by Buyer's counsel ("Title Policy"). For the purposes of this Agreement, the term "Permitted Exceptions" shall mean: (A) current taxes not yet due and payable, and (B) such other matters not objected to in writing by Buyer during the Inspection Period.

7. Proceedings at Closing. On the Closing Date, the Closing shall take place as follows:

(a) Seller shall deliver to the Escrow Agent the following documents and instruments, duly executed by or on behalf of Seller: (i) a limited warranty deed in a form typically used in the State in which the Property is located and reasonably acceptable to Buyer and Seller ("Deed") conveying the Property utilizing the legal description set forth on Exhibit A hereto, subject to the ECR and all matters of record; (ii) a certificate and affidavit of non-foreign status; (iii) a completed 1099-S request for taxpayer identification number and certification and acknowledgment; (iv) a title affidavit reasonably required by Escrow Agent that will enable Buyer to obtain the Title Policy free of any exception for either mechanics' or materialmen's liens or parties in possession and which will induce the Escrow Agent to "insure the gap"; (v) a settlement statement with respect to the Closing duly executed by Seller; (vi) evidence in form and substance reasonably satisfactory to Buyer that Seller has the power and authority to execute this Agreement, perform in accordance with the terms hereof, and execute and deliver of all Closing Documents to be executed and delivered by Seller at Closing, and (vii) such other documents or instruments as are reasonably required by Buyer in order to consummate the transactions contemplated by this Agreement.

(b) Seller shall deliver possession of the Property to Buyer at Closing.

(c) Buyer shall deliver to Seller or the Escrow Agent, at the option of Seller, the following: (i) the Purchase Price in accordance with the provisions of this Agreement; (ii) a settlement statement with respect to the Closing duly executed by Buyer; and (iii) such other Closing Documents as may be reasonably necessary to consummate the transactions with Seller under this Agreement.

8. Closing Costs. Seller shall pay the cost of any transfer tax incurred in connection with recording the Deed and the cost of satisfying any outstanding indebtedness on the Property. Buyer shall pay the cost of recording the Deed, the premium for the Title Policy, including without limitation, the cost of the Commitment and any title search or cancellation fee associated therewith and the cost of any endorsements to the Title Policy required by Buyer, the cost of the Survey required by Buyer, and any costs Buyer incurs in connection with its due diligence or other activities related to the Property, including any such costs that are expended prior to the execution of this Agreement. Buyer and Seller will share equally the reasonable closing fees charged by the Escrow Agent. Each party shall pay its own expenses with respect to Closing, including but not limited to, attorney's fees, costs and expenses in connection with satisfying conditions hereunder.

9. Pro Rations. All ad valorem property taxes and assessments affecting the Property for the calendar year of the Closing ("Taxes") and all other items of expense and income regarding the ownership of the Property for the calendar year of the Closing shall be prorated between Buyer and Seller as of the Closing Date. In the event any information upon which these prorations are based is determined by Seller or Buyer to be incorrect, Seller and Buyer agree to make an adjustment between themselves with any deficiency being paid on demand by the other party hereto. Seller shall pay any roll back taxes. The terms and provision of this Section 9 shall survive the Closing. In making the prorations required by this Section 9, the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Buyer.

10. Warranties, Representations and Covenants of Seller. As of the Effective Date and again as of the Closing Date in the event this Agreement is not terminated in accordance with the terms hereof, Seller represents, warrants and covenants to Seller's knowledge as follows:

(a) Seller has the lawful right, power and authority to enter into and deliver this Agreement and the other Closing Documents required to be executed and delivered by Seller and to perform its obligations hereunder and thereunder.

(b) No lease, management, service and other contracts or agreements relating to the Property exist.

(c) Other than as set forth in the Environmental Reports, there is no portion of the Property upon which any hazardous substances or wastes have ever been, or are being, used, generated, stored, disposed of, released or found in amounts that could warrant a state or federally mandated clean-up or abatement activity (the term "hazardous substances or wastes" meaning any substance identified as such in any applicable federal, state or other statute, ordinance, rule, regulation or other governmental requirement that by its terms pertains to hazardous substances or wastes). Other than as set forth in the Environmental Reports, no underground storage tanks are located on the Property.

(d) There are no pending, threatened or contemplated condemnation, zoning, environmental or other land use regulation proceedings involving all or any portion of the Property.

(e) Neither the Property nor Seller has any obligation to pay any charge for public or quasi-public improvements serving the Property except Taxes.

(f) The Property is in compliance with all applicable laws.

(g) Seller has not intentionally misstated or misrepresented any material fact or intentionally failed to state facts in connection with this Agreement or in any other Closing Document, the inclusion of which would make any statement or representation misleading.

(h) During the term of this Agreement, Seller shall not market or enter into negotiations for the sale or lease of the Property or any portion thereof to third parties nor enter into any agreement to sell, lease or option the Property or any portion thereof to any third party.

11. Warranties, Representations and Covenants of Buyer. As of the Effective Date and again as of the Closing Date in the event this Agreement is not terminated in accordance with the terms hereof, Buyer represents, warrants and covenants with Seller that Buyer has the lawful right, power and authority to enter into and deliver this Agreement and the other Closing Documents required to be executed and delivered by Buyer and to perform its obligations hereunder and thereunder.

12. Condemnation. If prior to the Closing all or any part of the Property is subject to a bona fide threat of condemnation by a body having the power of eminent domain or condemnation, or is taken by eminent domain or condemnation, or is sold in lieu thereof, Seller must notify Buyer in writing of such activity and Buyer may elect to cancel this Agreement by giving Seller written notice of such cancellation prior to the Closing Date. If Buyer shall so elect to cancel this Agreement, Escrow Agent shall promptly return to Buyer the Earnest Money, all rights and obligations of the parties under this Agreement shall expire (except as otherwise expressly provided herein), and this Agreement shall become null and void. If Buyer does not elect to cancel this Agreement prior to the Closing Date, then this Agreement shall remain in full force and effect and the purchase contemplated herein, less any property taken by eminent domain or condemnation or sold in lieu thereof, shall be effected without reduction in the Purchase Price, and Seller shall, at the Closing, assign, transfer, and set over unto Buyer all of Seller's right, title and interest in and to any awards or proceeds payable in connection with such taking or sale.

13. Remedies. (a) If (i) Buyer shall fail to perform or comply with any of the terms, covenants or agreements required by this Agreement to be performed or complied with by Buyer, or (ii) the purchase and sale of the Property are otherwise not consummated in accordance with the terms and provisions of this Agreement due to a default by Buyer under this Agreement, the Earnest Money shall be delivered to Seller as full liquidated damages for such default. The parties acknowledge that Seller's actual damages in the event of a default by Buyer under this Agreement will be difficult to ascertain, that the Earnest Money represents the parties' best estimate of such damages and that the parties believe the Earnest Money is a reasonable estimate of such damages. The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages in the event of Buyer's default and as compensation for Seller's taking the Property off the market during the term of this Agreement. Such delivery of the Earnest Money shall be the sole and exclusive remedy of Seller by reason of a default by Buyer under this Agreement.

(b) If (i) Seller shall fail to perform or comply with any of the terms, covenants or agreements required by this Agreement to be performed or complied with by Seller, or if (ii) the purchase and sale of the Property are otherwise not consummated in accordance with the terms and provisions of this Agreement due to a default by Seller under this Agreement, then Buyer may, as its sole and exclusive remedy, at law or in equity, at its option either (A) compel Seller to convey the Property to Buyer by a suit for specific performance, or (B) declare this Agreement terminated and the Earnest Money shall be refunded to Buyer immediately upon request.

14. Notice. Unless otherwise provided herein, any notice, demand, request, or other instrument which may be or is required to be given under this Agreement shall be in writing to the address for each party set forth below and shall be deemed to have been properly given when delivered by a nationally recognized overnight courier or by U.S. certified mail, return receipt requested, and such shall be deemed received upon the date such receipt is signed for or refused. Rejection or other refusal to accept, or inability to deliver because of changed address of which no notice was given, shall be deemed to be receipt of such notice, request, demand, tender or other communication. Any party, by written notice to the others in the manner herein provided, may designate an address different from that stated herein. Any notice, request, demand, tender or other communication from legal counsel of a party hereto shall be deemed notice from such party for purposes of this Section 14.

SELLER:	JDN Development Company, Inc. 359 East Paces Ferry Road, Suite 450 Atlanta, Georgia 30305 Attention: John C. Kimbrough or Shelley Jordan Bell Phone: (404) 262-3252

BUYER:	Mountain Bancshares, Inc. 671 Lumpkin Campground Parkway, Suite 200 Dawsonville, Georgia 30534 Attention: John Lewis, President and CEO Phone: (706) 265-1001

ESCROW AGENT:	Metropolitan Title Agency, Inc. 1800 Water Place, Suite 235 Atlanta, Georgia 30339 Attention: Ray D. Zemanek, President Phone: (770) 933-0073

15. Broker and Commission. All negotiations relative to this Agreement and the purchase and sale of the Property as contemplated by and provided for in this Agreement have been conducted by and between Seller and Buyer without the intervention of any person or other party as agent or broker, except as provided otherwise in this Section 15. Seller and Buyer warrant and represent to each other that there are and will be no broker's commissions or fees payable in connection with this Agreement or the purchase and sale of the Property by reason of their respective dealings, negotiations or communications, except a commission payable by Seller to Tom Wilson and Associates, LLC, in an amount equal to four percent (4%) of the Purchase Price, but only as, if and when the Closing actually occurs. Seller and Buyer shall and do each hereby indemnify, defend and hold harmless the other from and against the claims, demands, actions and judgments of any and all brokers, agents and other persons or entities alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Property except as set forth in this Section 15. The terms and provisions of this Section 15 shall survive the Closing or any termination of this Agreement.

16. Like Kind Exchange. (a) In the event Seller determines on or before the Closing Date to transfer the Property in accordance with this Agreement and in a manner that qualifies for the deferral of recognition of gain related to the exchange of the Property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder ("Seller's Like Kind Exchange"), Buyer agrees and covenants to fully cooperate with such transfer. Buyer agrees and covenants to timely execute any and all documents, and perform any and all tasks, deemed reasonably necessary by Seller to facilitate Seller's Like Kind Exchange. Seller shall indemnify and hold harmless Buyer from any liability incurred solely as a result of Buyer's participation in Seller's Like Kind Exchange, exclusive of any liability that would otherwise be due and payable by Buyer as a result of the transactions contemplated by this Agreement. Seller shall reimburse Buyer for all reasonable costs and expenses, if any, including reasonable attorney's fees, incurred solely with respect to Buyer's participation in Seller's Like Kind Exchange.

(b) In the event Buyer determines on or before the Closing Date to acquire the Property in accordance with this Agreement and in a manner that qualifies for the deferral of recognition of gain related to the exchange of the Property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder ("Buyer's Like Kind Exchange"), Seller agrees and covenants to fully cooperate with such transfer. Seller agrees and covenants to timely execute any and all documents, and perform any and all tasks, deemed reasonably necessary by Buyer to facilitate Buyer's Like Kind Exchange. Buyer shall indemnify and hold harmless Seller from any liability incurred solely as a result of Seller's participation in Buyer's Like Kind Exchange, exclusive of any liability that would otherwise be due and payable by Seller as a result of the transactions contemplated by this Agreement (e.g., federal income taxes related to the sale of the Property). Buyer shall reimburse Seller for all reasonable costs and expenses, if any, including reasonable attorney's fees, incurred solely with respect to Seller's participation in Buyer's Like Kind Exchange.

17. Assignment. Upon written notice to Seller, Buyer shall have the right to assign its interest in this Agreement to an entity substantially owned by Buyer or to an entity actually affiliated with Buyer without the prior written consent of Seller. Any assignment to any other party may not be made without the prior written consent of Seller, which consent shall be made in Seller's prudent business judgment. Any assignment contemplated by this Section 17 shall not relieve Mountain Bancshares, Inc. of liability under this Agreement.

18. Time of Essence. Time is and shall be of the essence in this Agreement.

19. Governing Law. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State in which the Property is located.

20. Number and Gender. As used in this Agreement, the singular number shall include the plural and the plural shall include the singular, and the use of any gender shall be applicable to all genders, unless the context would clearly not admit such construction.

21. Notice of Developments. Each party hereto will give prompt written notice to the other party of any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement.

22. Entire Agreement, Modification. This Agreement supersedes all prior discussions and agreements between Seller and Buyer with respect to the Property and contains the sole and entire understanding between Seller and Buyer with respect to the Property. All promises, inducements, offers, solicitations, agreements, commitments, representations, and warranties heretofore made between such parties are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

23. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

24. Effective Date; Holidays. For the purposes of this Agreement, "Effective Date" means the date this Agreement is executed by the last of Buyer and Seller to execute same as evidenced by the date below their signature lines. In the event any time period specified in this Agreement expires on day other than a Business Day, then the time period so expiring shall be extended to expire on the next Business Day. "Business Day" shall mean any day other than Saturday, Sunday or other day that commercial banks in the State in which the Property is located are authorized or required to close under applicable law.

25. Condition of Property. The Property will be sold "as is, where is" without representations or warranties from Seller except as specifically set forth in this Agreement. During the Inspection Period, Buyer shall be responsible for assuring that the condition of the Property is suitable for Buyer's intended use.

26. Property Use. The Property will be conveyed to Buyer subject to recorded instruments that establish certain rights, restrictions and obligations for the Property (collectively, "ECR"). Buyer will have the rights and obligations allocated to the Property under the ECR.

27. Deed Restriction. The Deed shall contain a restriction providing that the Property initially shall be opened and operated as a full service financial institution with drive-thru lanes only, and for no other purpose whatsoever without the prior written consent of Seller.

28. Building Size. The maximum building size of a building located on the Property shall be the smaller of that contained in the ECR or as required by applicable law. Any building located on the Property shall be subject to the height limitations as stated in the ECR.

29. Parking. The minimum parking ratio shall be the greater of (a) as set forth in the ECR or (b) as required by applicable code.

30. Signage. Buyer may utilize such exterior building signage and freestanding identification signage as is permitted by the ECR and applicable law.

31. Access Maintenance Fee. Buyer will pay Seller, or the entity pursuant to the ECR if different from Seller, an annual contribution towards the maintenance of the driveways and stormwater detention facilities that serve the Property in the amount of ten cents per square foot of the building built on the Property for the first five (5) years after the Closing, increasing by five cents per square foot for each subsequent five (5) year period.

32. Sewer Capacity Reservation Fee. Seller has previously purchased sewer capacity for the Property from the local authority and will transfer such to Buyer at Closing upon payment to Seller of the sum of Six Thousand and No/100 Dollars ($6,000.00) therefor, which is the cost of the sewer capacity ($8.00/per gallon for 750 gallons). Should Buyer determine prior to Closing that it will require any additional sewer capacity greater than 750 gallons, such reasonable amount of additional capacity will be at the cost of $8.00 per gallon. Seller shall not be obligated to transfer an amount of additional capacity that would adversely impact that which would reasonably be necessary for use by other occupants of Seller's or its affiliates properties served by the Forsyth County sewer authority. Such amount is in addition to the Purchase Price and will be shown as a separate item on the settlement statement. Seller agrees to reserve an additional two thousand (2,000) gallons of sewer capacity for Buyer's purchase after the date of Closing; accordingly, the terms and provisions of this Section 32 shall survive the date of Closing for a period of the lesser of twelve (12) months or until the date of commencement of construction of Buyer's initial improvements on the Property.

33. Restricted Occupants. (a) After the Closing, Seller agrees it will not sell or lease to any occupant of Outlot #1, as depicted on Exhibit B hereto, if such occupant's primary business is the operation of an ATM, lending institution, bank or other financial institution, nor, to the extent Seller has a right to consent to an assignment of lease or change of use covering such area, will Seller consent to same.

(b) Buyer recognizes that there is currently a contract for sale in place on Outlot #2. Seller agrees that, in the event the closing contemplated by such contract does not occur, Seller will not sell or lease to any occupant of Outlot #2, as depicted on Exhibit B hereto, if such occupant's primary business is the operation of an ATM, lending institution, bank or other financial institution.

34. Plan Submittal. (a) Within thirty (30) days after the Effective Date, Buyer shall submit to Seller (and the approving entity under the ECR or other entity with approval rights, if different from Seller (collectively, "Approving Party")), a site plan and building layout in connection with Buyer's proposed building to be constructed on the Property for the review and written approval of the Approving Party, which review and approval shall not be unreasonably withheld, conditioned or delayed.

(b) During the Inspection Period, Buyer shall submit to the Approving Party, the following in connection with Buyer's proposed building to be constructed on the Property: (a) all exterior elevations, (b) site lighting, (c) traffic flow, (d) building color and materials, (e) interior square footage of the building, (f) parking plan, (g) grading, curbing, landscaping, drainage and utility plans, (h) such other information as is reasonably requested by the Approving Party, all for the review and written approval of the Approving Party, which review and approval shall not be unreasonably withheld, conditioned or delayed. Improvements on the Property shall in any event be required to be architecturally compatible with other buildings contemplated by the ECR. During Buyer's, its successors or assigns, ownership of the Property, any exterior changes to the improvements located on the Property must be resubmitted to the Approving Party for approval.

35. Offer and Acceptance. This Agreement shall constitute an offer by Seller to Buyer ("Offer") and the Offer shall remain open for acceptance by Buyer until 5:00 p.m. (EST) on the later of November 7, 2002, or such other date as may be specified in writing by Seller. In order for the Offer to be validly accepted, one (1) original counterpart of this Agreement, fully executed on behalf of Buyer, must be actually delivered to Seller at the address set forth in Section 14 hereof prior to the expiration of the Offer. If such delivery is not completed by the required date and time, the Offer shall be deemed withdrawn and of no further force and effect.

IN WITNESS WHEREOF, Seller and Buyer have caused their duly authorized representatives to execute and deliver this Agreement, all as of the Effective Date.

SELLER: JDN DEVELOPMENT COMPANY, INC., a Delaware corporation

_____________________________________	By: s/Frank Miller
Witness
Print Name: Frank Miller
Title: Senior Vice-President
Date: October 30, 2002
Seller's Tax I.D. # 58-2148124

BUYER: MOUNTAIN BANCSHARES, INC., a Georgia corporation

_____________________________________	By: s/John L. Lewis
Witness
Print Name: John L. Lewis
Title: President/CEO
Date: October 4, 2002
Buyer's Tax I.D. # 58-2148124

The undersigned joins in the execution of this Agreement to evidence its agreement to comply with the terms and provision of this Agreement and to provide Seller with written notice of the undersigned's receipt of the Earnest Money from Buyer pursuant to this Agreement. In the event the undersigned is in doubt as to its duties or liabilities under the provisions of this Agreement, it may, in its sole discretion, continue to hold the Earnest Money until Buyer and Seller mutually agree to the disbursement thereof or until a judgment of a court of competent jurisdiction shall determine the rights of Buyer and Seller thereto, or the undersigned may deposit the Earnest Money with the Clerk of the Chancery Court of Fulton County, Atlanta, Georgia and, upon notifying all parties concerned of such action, all liability on the part of the undersigned under this Agreement shall fully cease and terminate, except to the extent of accounting for all Earnest Money theretofore delivered out of escrow.

ESCROW AGENT: METROPOLITAN TITLE AGENCY, INC.

_____________________________________	By: Ray D. Zemonell
Witness
Print Name: Ray D. Zemonell
Title: President
Date: November 12, 2002

EXHIBIT A

Description of Property

OUTLOT 4

Pinetree Village Shopping Center

All that tract or parcel of land lying and being in Land Lot 415, District 2, Section 1, of Forsyth County, Georgia, and being more particularly described as follows:

Commencing at the Southern most mitered corner of the Northern right-of-way of Georgia State Route 9 (variable right-of-way) and Bethelview Road (variable right-of-way) intersection; Thence along the Northern variable right-of-way of Georgia State Route 9 the following courses and distances: South 84 degrees 28 minutes 48 seconds West for a distance of 210.36 feet to a point; North 05 degrees 31 minutes 12 seconds West for a distance of 10.00 feet to a point; Thence South 84 degrees 28 minutes 48 seconds West for a distance of 29.08 feet to a point; Thence leaving said right-of-way North 03 degrees 38 minutes 04 seconds West for a distance of 146.26 feet to a point; said point being the TRUE POINT OF BEGINNING; Thence North 03 degrees 38 minutes 02 seconds West for a distance of 46.59 feet to a point; Thence North 74 degrees 58 minutes 18 seconds West for a distance of 198.60 feet to a point; Thence North 09 degrees 43 minutes 36 seconds East for a distance of 144.71 feet to a point; Thence North 33 degrees 49 minutes 56 seconds East for a distance of 15.93 feet to a point; Thence North 57 degrees 56 minutes 23 seconds East for a distance of 149.01 feet to a point; Thence South 32 degrees 03 minutes 37 seconds East for a distance of 5.17 feet to a point; Thence North 57 degrees 39 minutes 14 seconds East for a distance of 55.97 feet to a point located on the proposed right-of-way of Bethelview Road; Thence along said proposed right-of-way South 32 degrees 34 minutes 59 seconds East for a distance of 295.96 feet to a point; Thence leaving said proposed right-of-way South 57 degrees 56 minutes 23 seconds West for a distance of 205.61 feet to a point; said point being the TRUE POINT OF BEGINNING;

Said tract of land contains 1.707 Acres.